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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


To the Stockholders of
Ashworth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on Form S-8 of Ashworth,
Inc. of our reports dated December 14, 1998, except for the ninth paragraph of
Note 8, as to which the date is January 27, 1999, relating to the consolidated balance sheets of Ashworth, Inc. and subsidiaries as of October 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended and the related schedule, which reports appear in the October 31, 1998 annual report on Form 10-K of Ashworth, Inc.



                                           KPMG LLP
San Diego, California
January 27, 1999